CONSENT OF INDEPENDENT CERTIFIED PUBIC ACCOUNTANTS

We hereby consent to the use in this Registration Statement Form SB-2 of our report dated February 14, 2003 relating to the financing statements of Royal Ridge, Inc. as of December 31, 2002 and the reference to our firm as experts in the Registration Statement.


/s/Stark Winter Schenkein & Co., LLP
Stark Winter Schenkein & Co., LLP
Certified Public Accountants

October 3, 2003